                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        R. R. DONNELLEY & SONS COMPANY
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

[LOGO]

1999

R.R. Donnelley & Sons Company

ANNUAL MEETING OF STOCKHOLDERS
Meeting Notice
Proxy Statement

[LOGO] R.R. Donnelley & Sons Company

77 West Wacker Drive
Chicago, Illinois 60601-1696


Your vote counts. Please take a moment to read the information and instructions inside.

1999 ANNUAL MEETING OF STOCKHOLDERS                                     3

Meeting Notice

WHERE
First Chicago Center,
One First National Plaza
(at Dearborn and Madison Streets),
Chicago, Illinois 60602

WHEN
Thursday, March 25, 1999 at
9:00 a.m. Chicago time

WHY
 .  To elect three directors

 .  To vote on a stockholder proposal
   regarding preparation of a
   report on pay equity

 .  To vote on a stockholder proposal
   regarding preparation of a
   report on global corporate
   standards

 .  To conduct any other business if
   properly raised

RECORD DATE
The close of business on
February 9, 1999





You will find more information on the nominees for director and the proposals in the proxy statement on the following pages. If you are a stockholder of record, you can vote by mail, by toll-free telephone number or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided or call the toll-free number -- even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 11. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on February 9, 1999, you are invited to attend, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors
Monica M. Fohrman
Secretary

February 18, 1999

1999 ANNUAL MEETING OF STOCKHOLDERS                                            5

Proxy Statement

February 18, 1999


        Contents

        Proposals

          Proposal 1: Election of Directors................................ 6

          Proposal 2: Stockholder Proposal Regarding Pay Equity............ 7

          Proposal 3: Stockholder Proposal Regarding Global
          Corporate Standards.............................................. 9

        Your Proxy Vote

          Voting Instructions..............................................11

          Voting Rules.....................................................11

        Company Information

          Stock Performance................................................13

          About the Current Directors......................................14

          The Board's Committees and their Functions.......................16

          Director Compensation............................................17

          The Company's Largest Stockholders...............................18

          Stock Held by Directors and Executive Officers...................20

          Executive Compensation...........................................21

          Report on Compensation...........................................25

          Severance Pay....................................................28

          Executive Agreements.............................................28

          The Company's Independent Public Accountants.....................30

          Submitting Stockholder Proposals and Nominations
          for 2000 Annual Meeting..........................................31

          Discretionary Voting of Proxies on Other Matters.................31

          This proxy statement is issued in connection with the 1999 Annual Meeting of Stockholders scheduled for March 25, 1999. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about February 18, 1999.

6  Proposals


Proposal 1: Election of Directors

The company's Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. The company's bylaws were amended by the board to reduce the number of directors from twelve to eleven effective the day of the 1999 Annual Meeting. Therefore, at the meeting stockholders will vote to elect three directors of Class 2. Our nominees for director are:



[Photo of Joseph B. Anderson, Jr.]


Joseph B. Anderson, Jr.

Chairman and chief executive officer, Chivas Industries L.L.C., a manufacturer of interior lighting and trim, injection molding and energy absorbing foam components for the automotive industry, 1994-present

President and chief executive officer, Composite Energy Management Systems, Incorporated, an automotive parts manufacturing company, 1992-1993

General director, body hardware business unit, Inland Fisher Guide Division, General Motors Corporation, 1990-1992

Directorships: Quaker Chemical Corporation; Meritor Automotive, Inc.

Committees: Corporate Responsibility & Governance; Human Resources

Age: 55

Director since: 1998




[Photo of Judith H. Hamilton]


Judith H. Hamilton

President and chief executive officer, Classroom Connect, a provider of materials integrating the internet into the education process, 1999-present

President and chief executive officer, FirstFloor Software, an internet software publisher, 1996-1998

President and chief executive officer, Dataquest Incorporated, a high technology market research analysis and consulting firm, 1992-1995

Senior vice president and general manager, systems division, Locus Computing Corporation, 1991-1992

Directorships: Classroom Connect; Software.com, Inc.

Committees: Audit; Corporate Responsibility & Governance

Age: 54

Director since: 1995




[Photo of Bide L. Thomas]


Bide L. Thomas

President, Commonwealth Edison Company, a producer, distributor and seller of electric energy, 1987-1992 (retired)

Directorships: MYR Group Inc.; The Northern Trust Corporation

Committees: Audit; Finance

Age: 63

Director since: 1987


The board recommends that stockholders vote for each of our nominees. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

                                                   Proposals to be Voted On    7

Proposal 2: Stockholder Proposal Regarding Pay Equity

We have been notified that the following stockholders intend to introduce and support the following proposal at the 1999 Annual Meeting: United States Trust Company, 40 Court Street, Boston, Massachusetts 02108, which has provided certification indicating that, as of October 28, 1998, it was the beneficial owner of 5,293 shares of the company's common stock, and Domini Social Investments, 11 West 25th Street, 7th Floor, New York, NY 10010-2001, which has provided certification indicating that, as of September 19, 1998, it was the beneficial owner of 20,300 shares of the company's common stock. Based on the information above, the stockholder proponents own a total of approximately .019% of the total shares of the company's common stock outstanding on December 31, 1998.

WHEREAS, paying men and women equitably is the law of the land in the United States, Canada and most of Europe. Despite legislation such as the U.S. Pay Equity Act of 1963 large disparities remain between women and men performing similar work. According to U.S. Census Bureau data, in 1997 women earned just 74 cents on the dollar compared to their male colleagues. This means that a woman must work 15 months to earn what the average man in the same job earns in just 12 months;

WHEREAS, in April 1998, Vice President Al Gore announced new federal initiatives to strengthen enforcement of the Pay Equity Act. These efforts will focus greater attention on discriminatory corporate practices, leading to the risk of not only large financial settlements, but more importantly adverse publicity that damages corporate reputations;

WHEREAS, our company has already been subject to stringent enforcement of the Pay Equity Act. On September 30, 1998, R.R. Donnelley settled an action brought by an agency of the U.S. Department of Labor addressing disparities in the pay of women and minority professionals and managers. As a part of the settlement, R.R. Donnelley paid more than $250,000 in back wages to 29 women and minority employees;

WHEREAS, the preceding workplace discrimination case is not an isolated incident and therefore could be indicative of a problem that is not being adequately addressed. In 1993, our company settled a class action race discrimination suit involving African-American employees. In November, 1996 a class action race discrimination suit was filed against the company in federal district court on behalf of African-American workers. The workers, who seek $500 million in damages in the pending suit, allege that in the wake of a plant closing the company offered job transfers to white employees, while not offering African-American employees comparable opportunities for transfer;

WHEREAS, "Discrimination is patently immoral, but it is now increasingly being seen as unprofitable," stated Federal Reserve Chairman Alan Greenspan in a speech to corporate leaders; R.R. Donnelley's shareholders have already borne the cost of alleged discriminatory behavior, through the direct financial costs associated with settling charges of discrimination and through less easily quantified costs associated with adverse publicity and a reduced ability to attract employee talent from the broadest possible pool;

WHEREAS, other leading companies, including Merck, Chubb and Manor Care, have engaged in pay equity studies as a part of their on-going commitment to workplace diversity, protecting the corporation and its shareholders from claims of pay discrimination and enhancing their reputations as fair and desirable places to work;

THEREFORE, BE IT RESOLVED, that shareholders request the Board of Directors undertake a pay equity study to ascertain whether women and minority employees throughout the company are paid equitably relative to men and non-minorities performing similar jobs with comparable skills. The company shall prepare a report summarizing its findings, including recommendations for addressing pay inequities should they exist. This report, prepared at reasonable cost and omitting proprietary information, should be made available to shareholders no later than August 31, 1999.

8 Proposals to be Voted On


Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The stockholder proponents request that the board undertake "a pay equity study to ascertain whether women and minority employees throughout the company are paid equitably relative to men and non-minorities performing similar jobs with comparable skills." The statement they offer in support of their proposal consists of (1) general assertions regarding discrimination and (2) mischaracterizations of legal actions involving the company. There are at least three reasons why the board recommends that you vote against the proposal.

The first and most important reason is that the proposal is based on a false premise. The proponents attempt to convey the impression that the company may have a serious problem with discrimination. This is simply not true. The proponents reference three legal actions in which the company has been involved. The proponents, however, mischaracterize these actions:

(1) The first action they reference, the September 1998 settlement, resulted from a routine audit of company headquarters by the Department of Labor's Office on Federal Contract Compliance Programs (OFCCP). All government contractors are subject to OFCCP audits. In its audit the OFCCP contended that 29 of the 828 persons reviewed were entitled to salary adjustments and/or back pay. The audit found no systemic problems and no "discrimination." Recognizing the substantial costs that fighting the government on this would entail, the company settled with the OFCCP, without making any admission of wrongdoing. In the two other audits the OFCCP conducted during 1998-99, both of which were of company facilities employing hundreds of persons, there were no findings of discrimination or pay irregularities.

(2) The second action they reference, the 1993 settlement, is likewise not evidence of any company-wide problem. This action, which we settled without admission of wrongdoing rather than undergo expensive and divisive litigation, involved hiring and promotion practices at a single, isolated division of the company. The claims brought in this action had nothing to do with "pay equity."

(3) The third action they reference, the class action case brought against the company in 1996, proves nothing about the existence of workplace discrimination. We have vigorously contested these allegations since they were first made. An accusation of wrongdoing is not evidence of guilt, and to suggest otherwise is irresponsible.

In sum, then, the proponents offer little to support their suggestion that the company has a pervasive problem with workplace discrimination. This is not surprising. The board and management are now, and have always been, fully committed to ensuring that all of our workplaces are free from the corrosive effects of impermissible discrimination.

The second reason to vote against the proposal is that federal law already prohibits the sort of discrimination that the proposal is attempting to uncover. The Equal Pay Act and Title VII of the Civil Rights Act of 1964 forbid discrimination on the basis of gender or race in the setting of employee pay. As our Principles of Ethical Business Conduct makes clear, "[f]or more than 131 years, the policy of R.R. Donnelley & Sons Company, its subsidiaries and affiliates has been to conduct business in a lawful and ethical manner."

The third reason to vote against the proposal is that, although it requests a report "prepared at reasonable cost," the study that the proposal urges the board to undertake would be expensive. The proposal asks the board to evaluate the situation of its employees throughout the company and make recommendations for addressing pay inequities found. While statistical studies could be conducted, these studies would nonetheless require the board to generate information relating to hundreds, if not thousands, of employees, comparing their qualifications, experience and performance with others performing their job to determine the basis for any pay differentials. Such a study would impose a substantial burden on the company, both in terms of direct financial cost, and in terms of diverting the attention of senior management away from their other responsibilities.

                                                   Proposals to be Voted On    9


The affirmative vote of the holders of a majority of the shares of the company's common stock present in person or by proxy at the 1999 Annual Meeting, and entitled to vote on the stockholder proposal on conducting a pay equity study, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Proposal 3: Stockholder Proposal Regarding Global Corporate Standards

We have been notified that the following stockholders intend to introduce and support the following proposal at the 1999 Annual Meeting: the Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, which has provided certification indicating that, as of October 13, 1998, it was the beneficial owner of 100 shares of the company's common stock, the Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY 10011, which has provided certification indicating that, as of October 30, 1998, it was the beneficial owner of 200 shares of the company's common stock, and the Dominican Sisters of Hope, 320 Powell Avenue, Newburgh, NY 12550, which has provided certification indicating that, as of November 2, 1998, it was the beneficial owner of 100 shares of the company's common stock. Based on the information above, the stockholder proponents own a total of approximately
 .0003% of the total shares of the company's common stock outstanding.

WHEREAS, our company, as a major global corporation, faces a number of complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we approach the year 2000.

Companies operating in this global economy are faced with important concerns arising from diverse cultures and political and economic contexts, some which force management to address issues beyond the traditional business focus. These concerns include human rights, child labor, forced labor, non-discrimination in the workplace, the environment, and sustainable community development.

We believe global companies need to develop comprehensive codes of conduct to guide the formulation of company policies, programs and practices to address the new challenges they face in the global marketplace. In fact many companies are recognizing these challenges and revising their traditional codes and guidelines to meet these new realities.

In April 1997 the White House Apparel Industry Partnership issued its report setting out a Workplace Code of Conduct and Principles of Monitoring for the apparel and footwear industry. The standards in that report, based on international human and labor rights conventions, if implemented comprehensively and diligently, are intended to eliminate poor working conditions for workers in the United States and abroad.

Our company should be in a position to assure shareholders that its employees are treated and paid fairly wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations. A number of global companies are involved in the development of credible code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

RESOLVED: Shareholders request the Board of Directors to review or amend, where applicable, its code and standards for its international operations and to report a summary of this review to shareholders by September 1999. The review should include the following areas:

1. A description of policies which are designed to protect human rights -- civil, political, social and economic -- consistent with respect for human dignity and international human rights standards.

10  Proposals to be Voted On



2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age for completing compulsory education in the country of manufacture where such age is higher than fifteen.

3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

4. Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes and protecting the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The stockholder proposal asks generally that the board "review or amend, where applicable, its code or standards for its international operations and . . . report a summary of this review to shareholders by September 1999." It goes on to request that the report discuss four particular topics. The purpose of the proposed review and report would presumably be to ensure that the company is conducting its international operations in an ethical and responsible manner.

The board believes that the proposed review and report are not warranted. The board and management are already fully committed to ensuring that all of our facilities, foreign and domestic, are operated ethically and responsibly. The company's Principles of Ethical Business Conduct states clearly that for "more than 131 years, the policy of R.R. Donnelley & Sons Company, its subsidiaries and affiliates has been to conduct business in a lawful and ethical manner." The board's Corporate Responsibility & Governance Committee has special responsibility in this regard. It is charged with, among other things, overseeing "the Company's commitment to employee health and safety, equal employment opportunity and the environment." The Corporate Responsibility & Governance Committee is made up entirely of outside directors, and is thus able to provide a form of the independent monitoring that the proponents reference in their supporting statement.

In addition to these governance elements, we have also implemented a number of initiatives designed to promote our goal of ethical and responsible corporate citizenship. For example, we have established the EHS Corporate Leadership Council. This group, made up of senior executives, reviews the performance of the company's operations and facilities worldwide to ensure that we conduct our operations in accordance with all applicable employee health, employee safety and environmental laws and regulations. And, we recognize our civic obligation as a major employer in communities ranging from China to Poland to the United States, with a particular emphasis on education and issues involving children.

The review and report that the proponents suggest would therefore be duplicative of many of the efforts we are already undertaking. They would also be expensive and time-consuming. Given that the above-mentioned policies and initiatives are already in place, the review and report the proponents request would not result in any additional benefit to the stockholders or our employees.

The affirmative vote of the holders of a majority of the shares of the company's common stock present in person or by proxy at the 1999 Annual Meeting, and entitled to vote on the stockholder proposal on conducting a review of the company's standards for its international operations, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote                                                               11


Voting Instructions

You are entitled to one vote for each share of the company's common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It's important to follow the instructions that apply to your situation.

If you prefer to vote by mail or by telephone and your shares are registered in your name, or if you hold your shares as a participant in the company's Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, you may do so using the enclosed proxy card or by calling the toll-free number listed on your proxy card. If you are a participant in the company's Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, any proxy you submit or vote by telephone will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone voting procedure is designed to verify stockholders through use of a Control Number that is provided on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

If your shares are held in "street name," you should vote your shares as directed by your broker or other nominee.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

 . Shares registered in your name -- check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to this proxy statement or evidence of your stock ownership with you to the meeting. The ticket will serve as your admission and your authorization to vote in person.

 . Shares registered in the name of your broker or other nominee -- ask your broker to provide you with a broker's proxy card in your name (which will allow you to vote your shares in person at the meeting) and either bring the admission ticket attached to this proxy statement or evidence of your stock ownership from your broker.

Remember that attendance at the meeting will be limited to stockholders as of the record date (or their authorized representatives) with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

 .  By delivering a written notice of revocation to the secretary of the company.

 . By executing another proxy that bears a later date which is voted at the meeting.

 .  By voting by telephone at a later time.

 .  By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy. In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 1999 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting.

Voting Rules

When voting to elect directors, you have three options:

 .   Vote for all three nominees.

 .   Vote for only some of the nominees.

 .   Withhold authority to vote for all nominees.

If a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election.

12  Your Proxy Vote



When voting on all other proposals, you again have three options, but different from those pertaining to the election of directors:

 .  Vote FOR a given proposal.

 .  Vote AGAINST a given proposal.

 .  ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Abstaining is the legal equivalent of voting against a proposal. Non-voted shares will not affect the result.

If you return your proxy with no votes marked, your shares will be voted as follows:

 .  FOR the election of all three nominees for director.

 .  AGAINST the stockholder proposal regarding pay equity.

 .  AGAINST the stockholder proposal regarding global corporate standards.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn't reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $8,000 plus out-of-pocket expenses.

As of the record date, there were 133,414,487 shares of common stock outstanding. This does not include 7,474,563 shares held in the company's Treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

Stock Performance

The graph below compares five-year returns of the company's common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 1993. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among R.R. Donnelley, S&P 500 Index and Peer Group*

                             [GRAPH APPEARS HERE]

                                INDEXED RETURNS
                                 Years Ending

                              Base
                             Period
Company Name / Index         Dec 93   Dec 94   Dec 95   Dec 96   Dec 97   Dec 98
--------------------------------------------------------------------------------
DONNELLEY (R R) & SONS CO     100      96.74   131.60   107.12   130.00   156.03
S&P 500 INDEX                 100     101.32   139.40   171.40   228.59   293.91
PEER GROUP #1                 100      96.61   122.12   143.16   179.79   195.57

* Fiscal Year Ended December 31



R.R. Donnelley & Sons provides a broad range of services to publishers, retailers, catalog merchants and information providers, among others. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. The Value Line indices are those that investment analysts frequently use when comparing the company with other companies.



Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

                                                      STOCK
COMPANY                                               CLASS
--------------------------------------------------------------------------------
Banta Corporation

Bowne & Co. Inc.

Central Newspapers                                      A

Deluxe Corporation

Dow Jones & Company, Inc.

The Dun & Bradstreet Corporation

Gannett Co., Inc.

Harcourt General Inc.

John H. Harland Company

Houghton-Mifflin Company

Knight-Ridder, Inc.

Lee Enterprises, Inc.

McClatchy Newspapers, Inc.                              A

McGraw-Hill, Inc.

Media General, Inc.                                     A

Meredith Corporation

News Corp Ltd

The New York Times Company                              A

Playboy Enterprises, Inc.                               B

Pulitzer Publishing Company

The Reader's Digest Association, Inc.                   A

Reuters Group PLC                                     ADR

Scholastic Corporation

The E.W. Scripps Company                                A

Southam Inc.

Thomson Corp.

The Times Mirror Company                                A

Tribune Company

The Washington Post Company                             B

14  Company Information

About the Current Directors

The information below describes the directors whose terms continue to run until 2000 or 2001. Information on current directors who are up for re-election this year is provided earlier under Proposal 1.


Directors of Class 1 -- Terms expire in 2001

[PHOTO OF MARTHA LAYNE COLLINS]

Martha Layne Collins

Executive scholar in residence, Georgetown College, 1998-present

Director of International Business and Management, University of Kentucky, 1996-1998
President, Martha Layne Collins & Associates, a consulting firm, 1988-present President, St. Catharine College, Springfield, Kentucky, 1990-1996

Directorships: Eastman Kodak Company; Mid-America Bancorp (dba Bank of
Louisville)
Committees: Audit; Executive
Age: 62
Director since: 1987

[PHOTO OF WILLIAM L. DAVIS]

William L. Davis

Chairman and chief executive officer of the company, 1997-present

Senior executive vice president, Emerson Electric Company, manufacturer of electrical, electronic and related products, 1993-1997

Executive vice president, Emerson, 1988-1993

Directorship: Mallinckrodt, Inc.
Committee: Executive
Age: 55
Director since: 1997

[PHOTO OF OLIVER R. SOCKWELL]

Oliver R. Sockwell

Executive-in-residence, Columbia University Graduate School of Business, 1997-present

President and chief executive officer, Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987-1997

Committees: Audit; Corporate Responsibility & Governance
Age: 55
Director since: 1997

[PHOTO OF STEPHEN M. WOLF]

Stephen M. Wolf

Chairman, USAirways Group, Inc. and US Airways, Inc., 1996-present

Chief executive officer, USAirways Group, Inc. and US Airways, Inc., 1996-1998 Senior advisor to Lazard Freres & Co., an investment banking firm, 1994-1996 Chairman and chief executive officer, UAL Corporation and United Air Lines, Inc., 1987-1994

Directorships: Philip Morris Companies, Inc.; US Airways Group, Inc.
Committees: Finance; Human Resources
Age: 57
Director since: 1995

                                                         Company Information  15


Directors of Class 3 -- Terms expire in 2000

James R. Donnelley

[Photo of James R. Donnelley]

Vice chairman of the board of the company, 1990-present

Directorships: Sierra Pacific Resources; PMP Communications Limited

Committees: Executive; Finance

Age: 63

Director since: 1976



Thomas S. Johnson

[Photo of Thomas S. Johnson]

Chairman and chief executive officer, GreenPoint Financial Corp. and its subsidiary, GreenPoint Bank, 1993-present

President, Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, diversified financial institutions, 1989-1991

Directorships: GreenPoint Financial Corp.; GreenPoint Bank; Alleghany Corporation; Online Resources & Communications Corporation

Committees: Finance; Human Resources

Age: 58

Director since: 1990



George A. Lorch

[Photo of George A. Lorch]

Chairman, president and chief executive officer, Armstrong World Industries, Inc., a manufacturer of floor coverings, ceiling systems and industrial products, 1994-present

President and chief executive officer, Armstrong, 1993-1994

Executive vice president, Armstrong, 1988-1993

Directorships: Armstrong World Industries, Inc.; Household International, Inc.; Warner Lambert Company

Committees: Corporate Responsibility & Governance; Human Resources

Age: 57

Director since: 1996



M. Bernard Puckett

[Photo of M. Bernard Puckett]

Former president and chief executive officer, Mobile Telecommunication Technologies Corp., a paging and wireless messaging provider, 1994-1996

Senior vice president, corporate strategy and development, IBM Corporation, 1993-1994

Vice president and general manager, applications solutions, IBM, 1991-1993

Directorships: P-Com; IMS Health; Software.com, Inc.; Nielson Media Research

Committees: Audit; Executive; Finance

Age: 54

Director since: 1995

In 1998, the board met six times. Each director was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member.

16 Company Information


The Board's Committees and their Functions

The board has five standing committees, whose names and responsibilities are described below:

Audit Committee -- recommends the selection of independent public accountants to the board. The committee reviews the scope of independent and internal audits and assesses the results. Each January, the committee reviews the results of the independent public accountants' audit before the earnings report is released publicly. The committee periodically reviews the performance of the company's accounting and financial personnel. The committee also reviews the company's financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the company's codes of conduct. The committee met three times in 1998.

Corporate Responsibility & Governance Committee -- oversees the company's employee health and safety, equal employment opportunity and environmental commitments. The committee recommends nominees for election to the board of directors as well as appointees to fill any board vacancy. The committee may recommend changes to policies and guidelines concerning board practices and membership, including criteria for membership, committee structure, tenure and board and director performance evaluation. The committee met four times in 1998.

Executive Committee -- can exercise all of the authority of the full board of directors, except for specific powers delegated to other committees and certain other actions described in the company's by-laws. The committee meets as necessary and did not meet in 1998.

Finance Committee -- reviews the company's financial policies and makes recommendations regarding the company's financial condition and allocation of funds, including dividend payments. The committee also reviews the performance and management of the company's Retirement Benefit Plan. The committee met six times in 1998.

Human Resources Committee -- determines the compensation (including annual salary, bonus and other benefits) of senior officers. As appropriate, the committee also institutes and monitors performance standards for senior officers. The committee recommends new employee benefit plans and changes to stock incentive plans, votes on amendments to the non-stock employee benefit plans and administers all employee benefit plans. It also recommends candidates for election as corporate officers. The committee met six times in 1998.

                                                          Company Information 17

Director Compensation

Directors who are not officers of the company receive the following annual fees for their services to the board:

 .  $32,000 for serving as a director.

 .  $1,000 for each committee of which they are a member.

 .  An additional $2,500 for each committee chairmanship they hold.

 .  $1,000 for each day they attend board and/or committee meetings.

 . $1,000 for each non-meeting day the company requests them to spend on committee work.

The 1993 Stock Ownership Plan for Non-Employee Directors permits directors who are not employees to apply some or all of their fees toward the purchase of company common stock at fair market value. Non-employee directors may also elect to have some or all of their fees issued in the form of stock options with the same terms as the options described in the next paragraph (beginning in 1999), or to defer some or all of their fees. Any deferred amounts will, at their election, either earn the same rate of interest as five-year U.S. government bonds or be converted into shares of phantom stock. A director can receive his or her deferred fees, along with the interest or gains earned, in a lump sum or in as many as ten equal annual installments. In either case, payments are made after the director reaches age 65 or leaves the board, whichever comes later.

The 1995 Stock Incentive Plan provides for grants of stock options to each non-employee director every year immediately after the annual meeting. These options provide the future right to buy 4,000 shares of the company's common stock at fair market value on the date granted. The options may be exercised beginning one year from the date the option was granted or the day immediately preceding the next Annual Meeting (whichever is sooner) and ending ten years after the option was granted.

Under the retirement plan for directors, each director who was active as of January 1, 1997 elected one of the following:

 . Receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement).

 . Convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

 . Continue to receive the annual retirement benefits the plan offered before it was changed.

In addition, non-employee directors who are first elected on or after January 1, 1997 or who meet the following criteria will receive phantom stock each year if:

 .  They were active board members as of January 1, 1997.

 .  They had been on the board less than ten years as of that date.

 .  They chose either the first or second option above.

The phantom stock will be credited as of January 1 each year until the beginning of the director's tenth year on the board, with the number of shares determined by dividing 35% of the director's annual retainer by the fair market value of a share of common stock.

18 Company Information

                         Beneficial Ownership of Stock

The Company's
Largest Stockholders

The table below lists all institutions and individuals known to hold more than 5% of the company's common stock. This information has been furnished in each case by the stockholders themselves. The percentages shown are based on outstanding shares of common stock as of December 31, 1998.

The descendants of company founder Richard Robert Donnelley (1836-1899) and their families own approximately 16% of the company's common stock.


Stockholder                                                        Comments
----------------------------------------------------------------------------------------
FMR Corp.                                              FMR Corp. is the parent holding
82 Devonshire Street                                   company for Fidelity Management
Boston, MA 02109                                       & Research Company and other
                                                       subsidiaries. This amount reflects
                                                       the total shares held by each
                                                       subsidiary.

Northern Trust Corporation                             Northern Trust Corporation is the
50 South LaSalle Street                                parent holding company for The
Chicago, IL 60675                                      Northern Trust Company and other
                                                       subsidiaries. This amount reflects
                                                       the total shares held by each affiliate,
                                                       including shares reported elsewhere
                                                       in this statement as belonging to
                                                       James R. Donnelley.

Oppenheimer Group, Inc.                                Oppenheimer Group, Inc. is a
Oppenheimer Tower                                      holding company. This amount
World Financial Center                                 reflects the total shares held
New York, NY 10281                                     by each subsidiary.

Dodge & Cox                                            Dodge & Cox is an investment advisor.
One Sansome Street                                     This amount reflects the total shares
35th Floor                                             held by clients.
San Francisco, CA 94104



                                                          Company Information 19














                                    % of Total            Investment                      Voting
       Number of Shares             Outstanding           Authority                      Authority
--------------------------------------------------------------------------------------------------------------
           16,374,685                 12.19%           Sole, all shares               Sole, 807,185 shares;
    (as of January 7, 1999)                                                           shared, 15,567,500 shares





           13,038,281                  9.71%           Sole, 3,919,831 shares;        Sole, 7,572,933 shares;
   (as of December 31, 1998)                           shared, 8,252,809 shares;      shared, 2,836,036 shares;
                                                       no investment authority,       no voting authority,
                                                       865,641 shares                 2,629,312 shares





           10,989,009                  8.18%           Shared, all shares             Shared, all shares
   (as of December 31, 1998)



            9,355,678                  6.97%           Sole, all shares               Sole, 8,497,648 shares;
   (as of September 30, 1998)                                                         shared, 105,800 shares;
                                                                                      no voting authority,
                                                                                      752,230 shares

20  Company Information

Stock Held by Directors and Executive Officers

The table below lists the beneficial ownership of common stock as of December 31, 1998 by all directors and nominees and each of the persons named in the tables under Executive Compensation below, including the company's executive officers. In calculating the percentages of outstanding stock, each listed person's stock options that are or will be exercisable by March 1, 1999 have been added to the total outstanding shares.


Beneficial Stock Ownership of Directors and Executives

                                                                               Sole           Shared
                                                  Restricted      Stock       Voting          Voting         Total        % of Total
Name                                                Shares(1)    Options    Authority(2)    Authority(3)    Shares(5)    Outstanding
------------------------------------------------------------------------------------------------------------------------------------
DIRECTORS

Joseph B. Anderson, Jr.                                 0             0              0              0               0              *
Martha Layne Collins                                    0        24,000++        2,400              0          22,400              *
James R. Donnelley                                  6,400        85,400      1,100,911      4,910,731/(4)/  6,072,762          4.37%
Judith H. Hamilton                                      0        12,000++        3,173              0          11,173              *
Thomas S. Johnson                                       0        32,000++        8,538              0          36,538              *
George A. Lorch                                         0        12,000++        2,533              0          10,533              *
M. Bernard Puckett                                      0        16,000++        3,843              0          15,843              *
William D. Sanders                                      0        32,000++        8,494              0          36,494              *
Oliver R. Sockwell                                      0         4,000++        1,000              0           1,000              *
Bide L. Thomas                                          0        20,000++        3,061              0          19,061              *
Stephen M. Wolf                                         0        16,000++       30,000              0          42,000              *

NAMED EXECUTIVE OFFICERS
William L. Davis                                  205,530       1,000,000      275,689              0         875,689              *
Cheryl A. Francis                                  25,000         372,000       30,000              0         167,400              *
W. Ed Tyler                                        13,500         329,500       52,637              0         155,137              *
Jonathan P. Ward                                   18,300         563,500       49,854              0         351,354              *

Combined totals of directors and executive officers                                                         7,817,384          5.62%

 *Less than one percent.
++Non-employee director stock options.
1 Subject to limits on sale or transfer, and can be forfeited under certain conditions.
2 Sole authority to invest and vote shares; includes restricted stock.
3 Shared authority to invest and vote shares.
4 Does not include 40,013 shares owned by a family member to which beneficial ownership is disclaimed.
5 Includes stock options that are or will be exercisable by March 1, 1999.

                                                        Company Information   21


Executive Compensation

The summary compensation table summarizes the compensation of the company's chief executive officer and three highest-paid other executive officers during recent years.

                           Summary Compensation Table

                                         ANNUAL COMPENSATION                            LONG-TERM COMPENSATION

                                                                                        Restricted                     All Other
                 Name and              Salary        Bonus/(1)/         Other          Stock Awards     Options       Compensation
Year        Principal Position           ($)            ($)              ($)               ($)            (#)             ($)
------------------------------------------------------------------------------------------------------------------------------------
1998        W.L. Davis                 700,000       1,000,000         170,293/(2)/               0            0        27,705/(3)/
1997          Chairman and CEO         552,784         459,600         233,759            9,727,229    1,000,000     4,049,721
1998        C.A. Francis               393,750         406,250              13                    0       31,000         7,382/(3)/
1997          Executive VP             375,000         332,571              82                    0      165,000         7,382
1996          and CFO                  300,000               0               0                    0      151,000         5,117
1998        W.E. Tyler                 101,023         145,687           1,371                    0       25,000     1,419,566/(4)/
1997          Former                   386,000         342,327           5,775                    0            0         5,565
1996          Executive VP             368,000               0          21,679                    0       31,000         6,745
1998        J.P. Ward                  525,000         600,000           3,646                    0       60,000        13,119/(3)/
1997          President and            457,739         405,949           4,301                    0      175,000         6,259
1996          COO                      420,000               0          22,446                    0       31,000         7,538

/1/ Amount paid out under Management Incentive Plan described on page 25, plus discretionary bonus awards.

/2/ Includes $99,450 of club dues paid by the company.

/3/ Premiums paid by the company in connection with whole life insurance policies owned by the named executive officers.

/4/ Consists of $6,745 in premiums paid by the company in connection with whole life insurance policies owned by Mr. Tyler; $897,033 to be paid over a period of not less than 36 months from the date of Mr. Tyler's resignation; $459,000 which is the value of 10,200 shares of restricted stock; $6,788 of other personal benefits granted to Mr. Tyler on May 28, 1998; $10,000 of reimbursed attorney's fees; and $40,000 for financial planning services. See the description of Mr. Tyler's severance agreement on page 30 for more information.

22  Company Information


As of December 31, 1998, the named executives' holdings of restricted stock were valued as follows:

Detail Table 1: Restricted Common Stock

                                                    Shares of Restricted                          Value ($)
Name                                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
W.L. Davis                                                205,530                                 9,004,783
C.A. Francis                                               25,000                                 1,095,313
W.E. Tyler                                                 13,500                                   591,469
J.P. Ward                                                  18,300                                   801,769

Restricted stock pays dividends at the same rate and time as other common stock. Restricted stock generally vests on the fifth anniversary of the date it was granted, although restricted stock held by Mr. Davis vests as described in his executive agreement (see page 28) and restricted stock held by Mr. Tyler vests as described in his executive agreement (see page 30).

The following table details options to purchase common stock that were granted in 1998 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 1998

                       Number of Securities      % of Total Options
                            Underlying               Granted to          Exercise               Expiration            Grant Date
Name                     Options Granted         Employees in 1998        Price                    Date              Present Value
------------------------------------------------------------------------------------------------------------------------------------
W.L. Davis                    -0-                       -0-                  -0-                    -0-                        -0-
C.A. Francis               31,000/(1)/                 1.95%             41.5625              3/25/2008                   $447,020
W.E. Tyler                 25,000/(1)/                 1.57%             41.5625              10/8/2001/(2)/              $360,500
J.P. Ward                  60,000/(1)/                 3.77%             41.5625              3/25/2008                   $865,200

/1/ Options become exercisable over a four-year period starting on the grant date, at the rate of 20% a year, with the final 40% exercisable at the end of the fourth year except that, according to an agreement between the company and Mr. Tyler, his final 40% will be exercisable on July 10, 2001. This schedule could be accelerated upon death, disability or a change in control.

/2/ Under the terms of the company's stock incentive plan and an agreement between the company and Mr. Tyler, Mr. Tyler's options will expire on this date.

                                                         Company Information  23


The company uses the Black-Scholes option pricing method to calculate the value of stock options as of the date of grant. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the figures below:

Detail Table 3: Estimated Grant Date Present Value of Options

                     Grant          Expiration          Volatility                      Annual               Risk-free
Name                  Date             Date               Factor        Yield        Dividend Rate         Rate of Return
-------------------------------------------------------------------------------------------------------------------------
W.L. Davis               N/A              N/A               N/A          N/A              N/A                  N/A
C.A. Francis         3/26/98        3/25/2008             22.60%        1.92%           $0.80                  5.65%
W.E. Tyler           3/26/98        10/8/2001/(1)/        22.60%        1.92%           $0.80                  5.65%
J.P. Ward            3/26/98        3/25/2008             22.60%        1.92%           $0.80                  5.65%

/1/ Under the terms of the company's stock incentive plan and an agreement between the company and Mr. Tyler, Mr. Tyler's options will expire on this date.

The following table reflects options exercised in 1998 by the individuals named in the summary compensation table.

Detail Table 4: Options Exercised During 1998 and Year-End Option Values

                                                             Number of Securities         Value of Unexercised
                                                            Underlying Unexercised        In-the-Money Options
                                                            Options at 12/31/98(#)         at 12/31/98($)/(2)/
                Shares Acquired        Value               --------------------------------------------------------
Name            on Exercise(#)    Realized($)/(1)/         Exercisable/Unexercisable    Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------------------
W.L. Davis            -0-                -0-                    100,000/900,000                1,356,250/5,425,000
C.A. Francis          -0-                -0-                     27,400/344,600                    265,388/380,363
W.E. Tyler         38,500            939,329                    102,500/227,000                  1,485,794/372,050
J.P. Ward           8,000            175,500                    126,500/437,000                  2,028,794/446,425

/1/ Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the average of the high and low prices reported in the NYSE Composite Transactions report.

/2/ Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 1998. Fair market value is the average of the high and low prices reported in the NYSE Composite Transactions report.

24 Company Information


Retirement Benefits

Under the company's Retirement Benefit Plan, employees who met the eligibility requirements accrued retirement benefits during 1998 equal to 1.5% of compensation up to covered compensation (which is the average of the Social Security wage bases for the thirty-five-year period beginning in 1963) and 2% of remaining compensation up to $160,000 (the maximum compensation on which benefits can accrue under current law). In addition, from time to time the company has made available enhanced benefit accruals under the Retirement Benefit Plan in the form of past service improvements for employees who meet the eligibility requirements. Compensation covered by the Retirement Benefit Plan includes wages and salaries, supplementary compensation and commissions.

Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor. If payment of actual retirement benefits is limited by any government regulations, an amount equal to the reduction will be paid as a supplemental benefit under the company's Unfunded Supplemental Benefit Plan.

The following table shows estimates of the annual benefits payable to the named executives upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 1998 and additional annual benefits they may earn in the future, assuming they continue in the company's employ to age 65 at current base pay plus incentives.

Detail Table 1: Retirement Benefits


24

                Benefits accrued   Estimated benefits         Estimated
Name            through 12/31/98  1/1/99 through age 65     total benefits
W.L. Davis               247,000                582,000(1)         829,000(1)
C.A. Francis              63,003                511,851            574,854
W.E. Tyler               126,960                 16,226(2)         143,186(2)
J.P. Ward                157,996                454,895            612,891


24


1 According to an agreement between the company and Mr. Davis, these benefits will be paid to him annually beginning at age 65 if he remains employed by the company through March 18, 2002.

2 According to an agreement between the company and Mr. Tyler, Mr. Tyler will cease to earn additional benefits on July 10, 2001.

                                                         Company Information  25


Report on Compensation

Committee Approach to Compensation Evaluation

The Human Resources Committee determines the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of executive officers.

The committee considered the following factors in setting compensation for 1998:

 .  Company performance, both separately and compared to other companies.

 .  The individual performance of each executive officer.

 .  A number of comparative compensation surveys.

 .  Historical compensation levels and stock awards.

 . The overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent.

 .  The recommendations of professional compensation consultants and management.

Companies used for executive compensation pay comparison purposes include a broad group of companies similar in revenue size to the company, as well as printing and publishing companies also similar in revenue size to the company. The companies used to define the market for pay comparison purposes include 7 of the 29 companies in the peer group used in the performance graph. Because the committee believes that the company's competitors for executive talent are more varied than the peer group chosen for comparing stockholder return in the performance graph, the committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation.

Executive Officers Generally

Generally, total compensation for executive officers is targeted between the 50th and 75th percentile of the market. The committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of short- and long-term compensation.

As described below, approximately 40% through 60% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation is linked to company performance.

Salary: The committee annually reviews the base salary of each executive officer. For 1998, the base salaries for named executive officers were targeted, on average, at the median salaries at comparable companies. Increases in base salaries for 1998 were determined based on this market positioning goal and on individual performance.

Management Incentive Plan: In 1998, the company implemented a new Management Incentive Plan. The new Plan is designed to provide incentive compensation to executive officers which is closely tied to the creation of value for company shareholders.

Prior to 1998, the company had both an annual incentive compensation plan and a long-term incentive plan for its executive officers. The new Plan combines aspects of both an annual and long-term plan by adding a "banking" feature. The committee believes this new Plan is designed to encourage and reward sustained value creation together with achievement of annual objectives, and employee retention.

Awards under the Plan are based on achieving preset Economic Value Added (EVA/R/) improvement targets, earnings per share objectives, and other individual and strategic objectives. EVA represents the cash operating earnings of the company after deducting a charge for capital employed and constitutes about 60% of the award determination. In general, company EVA improvement objectives are based on an analysis of external financial performance expectations, independent of the company's budgeting process, and are set for three years. Earnings per share objectives are closely aligned with EVA improvement objectives and reflect the company's commitment to a traditionally recognized performance measure and constitute about 20% of the award determination. The other 20% of the award

26  Company Information


determination is based on achieving both the objectives established annually under the company's Strategic Inclusion Plans (which set measurable goals in recruitment and retention of a diverse workforce) and achievement of individual objectives.

Each year, the incentive award is calculated for each participant and credited to an account. The participant receives an award payment equal to the percentage of the account balance determined by the committee. The remaining balance is then carried over to the following year. For administrative purposes, each account has an initial credited amount equal to a target award. This credit is designed to avoid substantially below target payouts for target performance in the early years of the Plan. In no circumstances will this credit be paid to a participant and no account balance can fall below the credited amount as a result of a payout. If a calculated award payout would otherwise reduce the balance below the initial credited amount, the payout is reduced to an amount that maintains the initial credited amount. Because award payouts are uncapped, superior financial performance, if sustained over time, can result in annual payouts well above targeted levels. However, poor financial performance may not only reduce or eliminate current year payouts, but may reduce earned amounts from prior years, including reduction of the initial credited amount. Thus amounts previously credited are at risk to the participants in following years. The committee also retains discretion to increase or decrease awards otherwise calculated under the Plan.

In 1998, the Plan resulted in calculated awards as shown in the "1998 Incentive Award" column in the following table. These calculated awards were credited to the executives' accounts. Actual payouts from the accounts are shown in the "1998 Incentive Payout" column.

Management Incentive Plan Bank Balance

                    January 1, 1998      1998 Incentive   1998 Incentive   December 31, 1998
Name             Administrative Credit       Award            Payout         Bank Balance
--------------------------------------------------------------------------------------------
W.L. Davis              945,000            1,580,293          841,764          1,683,529
C.A. Francis            374,063              619,462          331,175            662,350
W.E. Tyler/(1)/             N/A              145,687           72,844             72,844
J.P. Ward               603,750            1,014,531          539,427          1,078,854

/1/Mr. Tyler's bonus was calculated using the same factors as the other named executive officers and has been pro rated for the period prior to his severance date of April 3, 1998. Under an agreement between the company and Mr. Tyler, 50% of his incentive award was paid in February 1999 and 50% will be paid July 10, 2001.

Discretionary Bonuses: The committee may pay discretionary bonuses to executive officers when circumstances warrant. Discretionary bonuses were paid to the named executive officers as reflected in the Summary Compensation Table on page
21. These bonuses were in recognition of the substantial progress made during 1998 in accelerating the company's efforts at implementing fundamental process improvements as reflected in achieving EVA positive performance from operations one year ahead of plan.

Stock Awards: Executive officers are granted stock options to align the interests of management more closely with those of stockholders by increasing stock ownership and tying a meaningful portion of compensation to the performance of the company's stock. In addition, to emphasize the importance of stock ownership by management, the committee and management have implemented stock ownership guidelines for officers which require all officers to hold company stock having a market value relative to salary. The minimum ownership guideline is owning stock having a market value at least equal to base salary, with the level of target ownership increasing as levels of responsibility increase, up to five times base salary, which is the ownership guideline for the CEO.

                                                         Company Information  27

Option grants with exercise prices in excess of fair market value on the date of grant are periodically made to certain executive officers to supplement the target total pay structure so that total pay opportunity for those executive officers, including these premium priced options, would approximate the 75th percentile of the market. The committee believes that the incremental pay opportunity provided by these premium priced options is warranted by the significant appreciation in the company's stock price required in order for the options to have value, which focuses executives on creating shareholder value.

The committee makes restricted stock grants only on a selective basis for specific retention and recruiting requirements. In 1998, there were no new grants of premium priced options or restricted stock to any of the named executive officers.

Deductibility of Executive Compensation: Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

Mr. Davis' total compensation for 1998 was established pursuant to his employment agreement with the company, as described in the "Executive Agreements" section on page 28. Mr. Davis' compensation was established using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report. Mr. Davis' total compensation is near the 60th percentile of the market, and may be increased to the 75th percentile based on performance. Approximately 60% of Mr. Davis' targeted annual cash compensation is linked to company performance through the objectives set forth, and the banking feature of, the Management Incentive Plan.

Mr. Davis' base salary of $700,000 is below average for CEOs in the compensation surveys used by the committee, ranking approximately in the 30th percentile. Including his target bonus, his cash compensation is approximately in the 40th percentile.


                                    The Human Resources Committee


                                    Thomas S. Johnson, Chairman

                                    Joseph B. Anderson, Jr.

                                    George A. Lorch

                                    William D. Sanders

                                    Stephen M. Wolf

EVA is a registered mark of Stern Stewart & Co.

28 Company Information

Severance Pay

The company has adopted a Severance Pay Program consisting of severance agreements between the company and the named executive officers and certain other officers and key employees.

Under the severance agreements, an executive is entitled to certain payments and benefits if, after a change in control of the company, the executive is terminated by the company for reasons other than cause or if the executive leaves the company after a change in control because of any of the following conditions:

 . A decrease in responsibilities or compensation.

 . A job relocation that requires a change in residence.

 . A significant increase in travel.

These agreements do not apply to executives who are terminated for cause, retire, become disabled or die.

Severance benefits include:

 . A lump-sum payment of up to three times current salary and bonus.

 . Cash payment in lieu of outstanding stock bonus awards under the company's
  Stock Incentive Plans.

 . Cash payment equal to the value of outstanding stock options.

 . Cash payment equal to three years' additional accrued benefits under the company's Retirement Benefit Plan.

 . Life, disability, accident and health insurance benefits for 24 months after termination.

If any of this compensation is subject to the federal excise tax on "excess parachute payments," the company also agrees to pay an additional amount to cover these taxes.

Executive Agreements

The Davis Agreement

On March 18, 1997, William L. Davis joined the company as chief executive officer and executed an employment agreement. The initial term of the Davis Agreement ends March 31, 2002, with an automatic extension through March 31, 2004 unless terminated by the company or by Mr. Davis with six months' prior written notice. Mr. Davis receives a base annual salary of $700,000 and participates in annual and long-term performance bonus plans adopted by the company's Human Resources Committee. Beginning in 1998, these plans have been replaced by the Management Incentive Plan described in the Report on Compensation above. When Mr. Davis joined the company he was granted stock options for 500,000 shares of common stock at an exercise price of $30.125. Twenty percent of these shares vest on March 18 each year from 1998 to 2000, and the remaining shares vest on March 18, 2001. Mr. Davis also received options to purchase 500,000 shares of common stock at $45.1875 (150% of the price of the common stock) vesting on or after March 18, 2000 if the fair market value of the common stock exceeds that price for ten consecutive trading days (which occurred in June and July, 1998).

Mr. Davis was awarded the following restricted stock grants:

 . 50,947 shares vesting in three installments in November 1997 through November
  1999.

 . 269,291 shares with 80,744 shares vesting on February 1, 1998, 45,008 shares vesting on November 1, 2000, 80,604 shares vesting on November 3, 2001 and 62,935 shares vesting on October 1, 2004.

                                                      Company Information     29


The Davis Agreement requires the company to provide Mr. Davis with yearly retirement payments, upon his reaching the age of 65, which together with payments received through social security benefits, benefits payable from retirement plans of his former employers and the benefits otherwise payable under the company's Retirement Benefit Plan, equal $907,000 or 50% of his "final average compensation" (as defined in the Davis Agreement), whichever is greater. However, if Mr. Davis leaves the company voluntarily or for cause anytime before March 18, 2002, the pension amount will be reduced in proportion to the length of time he was employed prior to the fifth anniversary of the Davis Agreement.

Mr. Davis was awarded the following cash signing bonuses to cover amounts forfeited from his previous employer:

 . $1,812,612 immediately paid into a deferred payment account.

 .  $1,908,606 paid in November 1997 into the deferred account.

 .  $179,507 paid in November 1997.

The deferred amounts accrued interest quarterly at the rate of five-year U.S. bonds, and were paid to Mr. Davis on January 15, 1998. The company also reimbursed Mr. Davis for relocation expenses.

If Mr. Davis dies before the initial employment term expires, his estate will receive a termination bonus in addition to all stock options described above. The termination bonus will equal his previous year's salary, prorated for the portion of the year worked prior to his death. If he should become disabled, the company or Mr. Davis may terminate this agreement. In addition to the termination bonus described above, Mr. Davis would receive 60% of his last base salary plus full benefit and pension accrual until he reaches age 65. Mr. Davis will be entitled to certain benefits if his employment is terminated by the company without cause or by him for "Good Reason" (as defined in the Davis Agreement), including:

 . A lump sum severance payment of 250% of his current base salary and target bonus (300% if termination results from a change in control).

 .  Termination bonus.

 .  Continued benefit coverage and pension accrual for 30 months.

If Mr. Davis is terminated by the company without cause or if there is a change in control of the company, all stock options and restricted stock awards not yet vested will become fully vested.

Mr. Davis has agreed to certain limitations on his ability to compete with, or solicit employees from, the company for two years after the termination of the Davis Agreement.

The Francis Agreement

The Francis Agreement establishes certain terms under which Cheryl A. Francis is employed as executive vice president and chief financial officer of the company. In addition to base salary and participation in the company's incentive plans, Ms. Francis was granted 10,000 shares of restricted common stock, options to purchase 25,000 shares of common stock and premium-priced options to purchase 120,000 shares of common stock.

The Francis Agreement does not provide for a term of employment. However, if Ms. Francis is terminated by the company for any reason other than cause before June 30, 2005, she will receive an amount equal to $838,525 (increased beginning on October 16, 1995 by the company's borrowing rate) minus the total of:

 . Ordinary income actually recognized by Ms. Francis upon the exercise of her options.

 . Ordinary income she would realize if such options were exercised on her termination date.

 . The value of her 10,000 shares of restricted common stock on their vesting dates.

Ms. Francis is 100% vested in retirement benefits under the company's Retirement Benefit Plan. She will receive a $10,130 additional credit in annual age 65 benefits for each full year she is employed by the company between December 31, 1995 and January 1, 2019.

30  Company Information




The Tyler Agreement

As part of a reorganization of the company's management announced October 21, 1997, the company entered into an agreement with W. Ed Tyler which described the obligations of the company to Mr. Tyler in the event his employment terminated for any reason (including his voluntary resignation) other than termination by the company for cause before December 31, 1998. Mr. Tyler resigned from the company on April 3, 1998. Under the Tyler Agreement, the company is obligated to pay Mr. Tyler severance amounts consisting of twice his annual base salary at the date of his resignation, paid over a period of not less than 36 months, and a prorated bonus for 1998. The company also agreed to allow Mr. Tyler to continue to receive health, welfare and retirement benefits, as though he were actively employed, up through July 10, 2001.

Mr. Tyler's previously granted stock options continue to vest through July 10, 2001, at which time all outstanding stock options other than premium priced stock options will accelerate. A restricted stock award of 15,000 shares he received in 1995 that would otherwise vest in 2000 was cancelled and replaced with a new restricted stock award for 10,200 shares. Of the shares in this restricted stock award, 6,000 shares will vest on December 31, 2000, and the balance will vest on July 10, 2001. Mr. Tyler is also allowed to continue to draw from his financial planning account, although the company will make no additional contributions. The company agreed to reimburse $10,000 in attorneys' fees associated with preparing this agreement.

Mr. Tyler's continuing obligations to the company after termination, including non-competition obligations through July 10, 2001, are consideration for any severance-related payments made under the Tyler Agreement.

The Company's Independent Public Accountants

The company has not selected its independent public accountants for 1999. The board of directors normally makes the selection after the Audit Committee has reviewed audit proposals for the year. After its review, the Audit Committee will recommend an independent public accountant for 1999 to the board, which will make the final selection. Arthur Andersen LLP has served as the company's independent public accountants for the past 33 years. Representatives of that firm are expected to attend the 1999 Annual Meeting, where they may make a statement and will be available to respond to questions.

                                                         Company Information  31



Submitting Stockholder Proposals and Nominations for 2000 Annual Meeting

Any proposals that stockholders wish to present at the 2000 Annual Meeting must be received by October 20, 1999 in order to be considered for inclusion in the company's proxy materials. The 2000 Annual Meeting is currently scheduled to be held on March 23, 2000. The Corporate Responsibility & Governance Committee will consider stockholders' nominees for the board of directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal, is required to give appropriate written notice to the secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are required to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

Discretionary Voting of Proxies on Other Matters

The company's management does not currently intend to bring any proposals to the 1999 Annual Meeting other than the election of three directors, and does not expect any stockholder proposals other than those described here. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Monica M. Fohrman, Secretary

Chicago, Illinois, February 18, 1999

                                     PROXY
R.R. Donnelley & Sons Company                      PROXY/VOTING INSTRUCTION CARD
Chicago, Illinois
================================================================================

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 25, 1999.

The undersigned hereby appoints William L. Davis, James R. Donnelley and Cheryl
A. Francis, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on March 25, 1999 at nine o'clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Directors are: (1) Joseph B. Anderson, Jr., (2) Judith H. Hamilton and (3) Bide L. Thomas.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of Donnelley employees in the Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").
================================================================================

Comments________________________________________________________________________
________________________________________________________________________________
(If you have written in the above space, please mark the "Comments" box on the reverse of this card.)

                            .FOLD AND DETACH HERE.

                               Admission Ticket

   [DONNELLEY LOGO]
                         RR Donnelley & Sons Company

                        Annual Meeting of Stockholders

                      Thursday, March 25, 1999 at 9:00 AM
               First Chicago Center at One First National Plaza
                          Dearborn & Madison Streets
                              Chicago, Illinois

This ticket admits the named Stockholder(s) and one guest. Photocopies will not be accepted. You may be asked for identification at the time of admission.

[X] Please mark your votes as in this example                               7827
This Proxy, when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and AGAINST proposals 2 and 3.

================================================================================
 The Board of Directors recommends a vote FOR the election of Directors.
================================================================================
                           FOR    WITHHELD
 1. Election of                                Will       Change of
    Directors                                  Attend     Address/
    (See reverse)                              Annual     Comments on
                                               Meeting    reverse side

 For, except vote withheld from the following Nominee(s):

 -----------------------------------------------------------
================================================================================

================================================================================
 The Board of Directors recommends a vote AGAINST proposal 2.
================================================================================
                                                FOR       AGAINST        ABSTAIN

 2. Stockholder Proposal
    regarding Pay Equity
--------------------------------------------------------------------------------
 The Board of Directors recommends a vote AGAINST proposal 3.

                                                FOR       AGAINST        ABSTAIN
 3. Stockholder Proposal
    regarding Global Corporate
    Standards
================================================================================
 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.



                                       -----------------------------------------

                                       -----------------------------------------
                                        SIGNATURE(S)                   DATE

                            . FOLD AND DETACH HERE .



                         R.R. DONNELLEY & SONS COMPANY

Dear Stockholder:

R.R. Donnelley & Sons Company encourages U.S. and Canadian residents to take advantage of a convenient way by which you can vote your shares by telephone. If you vote by telephone, you do not need to return this proxy card.

To vote your shares by telephone you must use the voter control number in the box above, just below the perforation.

On a touchtone telephone call toll-free 1-800-OK2-VOTE 24 hours a day, 7 days a week. The telephone response system will lead you through the simple process of voting your proxy. Your voter control number above must be used to access the system.

Your telephone vote provides the same authorization to vote your shares as if you marked, signed, dated and returned your proxy card.

                            Your vote is important.